Oxford Finance Announces Third Quarter 2003 Financial Results

ALEXANDRIA, Va., Nov. 14 /PRNewswire-FirstCall/ -- Oxford Finance Corporation today announced financial results for the third quarter of 2003.

Financial Highlights for the third quarter of 2003:
•	Net increase in stockholders’ equity resulting from net income totaled approximately $634,000 or $0.12 per share compared to approximately $150,000 or $.03 per share in the third quarter of 2002.
•	Third quarter 2003 new fundings totaled $11.3 million.
•	Investments in loans totaled $57.1 million at September 30, 2003.
•	Investments in equity securities in the form of warrants totaled $1.6 million at September 30, 2003.

J. Alden Philbrick, Chief Executive Officer, remarked, “We saw continued growth in our earnings and our investment portfolio, including the addition of nine new customers in the third quarter of 2003. We were also pleased to see an increased level of private and public equity activity in the life sciences industry, including a number of initial public offerings during the quarter. We believe that such activity should translate into expanded investment opportunities and value creation for Oxford Finance.”

Portfolio Activity for Third Quarter 2003:

The total investment portfolio increased from $52.0 million at June 30, 2003 to $58.7 million at September 30, 2003. For the third quarter, new fundings totaled $11.3 million which represented loans to 27 customers. The fundings for the quarter included loans totaling $7.8 million to 9 new customers, including receiving warrants positions in seven new customers. During the third quarter of 2003, portfolio companies made regularly scheduled principal repayments of $4.6 million.

As of September 30, 2003, we had loans outstanding to 50 portfolio companies for a total of $57.1 million with a weighted average yield of 12.0% and held warrants in 40 customers with a fair value of $1.6 million. The Company’s book value per share at September 30, 2003 was $8.83.

Total investment activity as of, and for, the three months ended September 30, 2003 was:

Beginning Portfolio: July 1, 2003	$52,024,385
Originations/Net Draws	11,300,398
Repayments	(4,600,321)
Appreciation on Loans and Warrants	9,555
Ending Portfolio September 30, 2003	$58,734,017

Portfolio Quality:

In addition to various risk management and monitoring tools, we also use a rating system to characterize and monitor our expected level of returns on each loan and warrant in our portfolio. We use the following 1 to 5 rating scale. Below is a description of the conditions associated with each rating:

Rating	Summary Description
1	Capital gain expected
2	Full return of principal and interest expected with customer performing in accordance with plan
3	Full return of principal and interest expected but customer requires closer monitoring
4	Some loss of interest expected but still expecting an overall positive internal rate of return
5	Loss of interest and some loss of principal expected which would result in an overall negative internal rate of return

The following table shows the distribution of our loans and warrants on the 1 to 5 rating scale at fair value as of September 30, 2003 and December 31, 2002:

September 30, 2003			December 31, 2002
Investment Rating	Investments at Fair Value	Percent of Total Portfolio	Investments at Fair Value	Percent of Total Portfolio
1	$10,271,527	17%	$13,100,432	33%
2	45,052,960	77%	25,413,193	64%
3	3,106,665	5%	983,813	2%
4	302,865	1%	533,144	1%
5	-	-	-	-

	$58,734,017	100%	$40,030,582	100%

At September 30, 2003, there was one investment with a fair value of approximately $302,000, or approximately 0.5% of the investment portfolio on non-accrual status as compared to 1.3% of the investment portfolio at December 31, 2002. This customer filed for Chapter 7 bankruptcy protection on December 3, 2002. During 2002, the Company recorded a bad debt expense of $315,000 related to this investment. We currently believe that we will not incur any loss on its liquidation. However, there can be no assurance that the collateral value will be sufficient to repay the investment. We had no other delinquent investments or loans on non-accrual status at September 30, 2003.

Liquidity and Capital Resources:

As of September 30, 2003, the Company had $4.3 million in cash. Cash on hand represents undistributed funds from operations and the proceeds of loans under the Company’s debt facilities. At September 30, 2003 the Company had $18.8 million of borrowings outstanding. The weighted average interest rate on our bank borrowings was a fixed rate of 6.02% at September 30, 2003. At September 30, 2003, the Company had drawn down $19.5 million under its open lines and has remaining borrowing availability to fund growth. The Company continually assesses the capital markets and conditions that influence these markets as we plan the Company’s growth.

On October 17, 2003, the Company entered into a Master Loan and Security Agreement with National City Bank, as administrative agent, and Bank of America, N.A. as part of a syndicate. Pursuant to the agreement, National City Bank and Bank of America, N.A. agreed to provide the Company $35,000,000 in revolving loans that must be drawn down by May 31, 2005. As of November 14, 2003, the Company has utilized $9,000,000 of this line and has $26,000,000 remaining available.

Quarterly Dividends:

On September 30, 2003, Oxford paid a quarterly dividend $0.11 per share, to shareholders of record on September 15, 2003.

The fourth quarter dividend announcement is scheduled for December 1, 2003.

Additional Information:

Please see the following financial information. Complete financial statements for the year ending December 31, 2002 and quarters ending March 31, 2003 and September 30, 2003 are available on file with the SEC at www.sec.gov.

About Oxford:

Oxford is a financial services company that provides senior secured equipment financing to emerging-growth life science companies. Such financings are generally in the form of loans with equity features, typically warrants. Our investment objective is to achieve a high level of current income from interest payments and transaction fees from the loans we make to portfolio companies and to achieve capital gains through an increase in the value of the warrants we expect to receive from our portfolio companies in connection with these loans. We are headquartered in Alexandria, Virginia with representatives in California and Massachusetts.

CONTACT:

For additional information please contact J. Alden Philbrick, Chief Executive Officer at 703-519-4900, x103.

SELECTED FINANCIAL DATA

The selected financial data should be read with the financial statements and notes thereto in the Company’s registration statement. We commenced operations on March 20, 2002, and we made our first loans in portfolio companies at the end of the first quarter of 2002. These results are not indicative of future results.

BALANCE SHEETS

	As a Business Development Company September 30, 2003	Prior to becoming a Business Development Company December 31, 2002
	(Unaudited)
ASSETS
Cash and cash equivalents	$ 4,276,599	$11,831,439
Investments:
Loans at fair value (cost of $57,988,072 and $39,963,137)	57,988,072	39,963,137
Less: unearned income	(1,117,715)	(932,503)
Investment in equity securities at fair valu (cost of $1,599,200 and $1,028,279, respectively)	1,560,795	999,948
Other Investments	302,865	-
Total Investments	58,734,017	40,030,582
Principal and interest receivable	1,546,754	663,911
Interest receivable - cash and cash equivalents	2,752	15,336
Intangible assets, net	206,850	224,580
Prepaid & other assets	647,656	498,363

TOTAL ASSETS	$65,414,628	$53,264,211

LIABILITIES & STOCKHOLDERS’ EQUITY
LIABILITIES
Notes payable	$18,848,841	$ 7,131,205
Accounts payable	6,104	17,578
Accrued expenses and other liabilities	402,138	171,747
Customer deposits	256,814	124,253

Total Liabilities	$19,513,897	$ 7,444,783

STOCKHOLDERS’ EQUITY

Preferred stock, 10,000,000 shares authorized, no shares issued or outstanding	$ -	$ -
Common stock, $0.01 par value, 40,000,000 shares authorized and 5,200,000 shares issued and outstanding	52,000	52,000
Capital in excess of par value	45,739,152	45,849,434
Earnings (loss) in excess of distributions	147,984	(53,675)
Net unrealized depreciation on investments	(38,405)	(28,331)

Total stockholders’ equity	45,819,428	45,900,731

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$65,414,628	$53,264,211

OXFORD FINANCE CORPORATION STATEMENTS OF OPERATIONS (UNAUDITED)

	As a Business Development Company Three Months Ended September 30, 2003	Prior to becoming a Business Development Company Three Months Ended September 30, 2002	As a Business Development Company Three Months Ended September 30, 2003	(1) Prior to becoming a Business Development Company Three Months Ended September 30, 2002
Interest and fee income
Interest and fee income - loans	$1,560,769	$710,274	$4,755,036	$1,153,130
Interest income - cash and cash equivalents	6,364	103,238	57,13026	1,125

Total interest and fee income	1,567,133	813,512	4,812,166	1,414,255

Operating expenses Salaries, payroll taxes and benefits	511,753	312,638	1,454,896	598,819
Interest and financing fees	187,473	-	459,459	26,301
General and administrative	243,442	236,111	772,152	594,901
Total operating expense	942,668	548,749	2,686,507	1,220,021
Net operating income (loss) before provision for loan losses	624,465	264,763	2,125,659	194,234
Provision for loan losses	-	(35,000)	-	(85,000)

Net operating income (loss), before income taxes and net unrealized depreciation on investments	624,465	229,763	2,125,659	109,234
Income tax (expense) / benefit	-	(80,212)	-	(32,000)
Income before net unrealized depreciation on investments	624,465	149,551	2,125,659	77,234
Net unrealized appreciation / (depreciation) on investments	9,599	-	(10,074)	-
Net increase (decrease) in stockholders’ equity resulting from net income (loss)	$634,064	$149,551	$2,115,585	$77,234
Per common share data: Earnings per common share - basic and diluted	$0.12	$0.03	$0.41	$0.02
Dividends paid per common share	$0.11	$0.02	$0.37	$0.02
Weighted average common shares outstanding - basic and diluted	5,200,000	5,200,000	5,200,000	4,644,444

(1) The Company commenced operations on March 20, 2002.

SOURCE Oxford Finance Corporation
-0-            11/14/2003
/CONTACT: J. Alden Philbrick, Chief Executive Officer of Oxford Finance Corporation, +1-703-519-4900, ext. 103/ /Web site: http://www.oxfordfinance.com/

CO: Oxford Finance Corporation ST: Virginia IN: FIN MTC BIO SU: ERN